EXHIBIT 3(i)(e)

             CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RIGHTS
                                      OF
              CLASS C SERIES 2 VOTING CONVERTIBLE PREFERRED STOCK
                                      AND
              CLASS C SERIES 3 VOTING CONVERTIBLE PREFERRED STOCK
                                      OF
                          XECHEM INTERNATIONAL, INC.

     Xechem International, Inc., a Delaware corporation (the "Corporation"), hereby certifies that, pursuant to the authority contained in Article FOURTH of its Certificates of Incorporation, and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware, the Corporation's Board of Directors has duly adopted the following resolution creating two series of its Class C Preferred Stock, $.00001 par value per share, designated as Class C Series 2 Voting Convertible Preferred Stock and Class C Series 3 Voting Convertible Preferred Stock:

     RESOLVED, that two series of the class of the authorized Class C Preferred Stock of the Corporation be created hereby, and that the designations and amounts thereof and the voting powers, preferences, and relative, participating, optional, and other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, are as follows:

1. Designations and Numbers of Shares. Fifty thousand (50,000) shares of the Class C Preferred
     ----------------------------------
     Stock of the Corporation are hereby constituted as a series of Class C Preferred Stock, $.00001 par value per share, and designated as "Class C Series 2 Voting Convertible Preferred Stock" (hereinafter called the "Series 2 Stock") and thirteen thousand one hundred eighty (13,180) shares of the Class C Preferred Stock of the Corporation are hereby constituted as a series of Class C Preferred Stock, $.00001 par value per share, and designated as "Class C Series 3 Voting Convertible Preferred Stock" (hereinafter called the "Series 3 Stock"; the Series 2 Stock and the Series 3 Stock are hereinafter collectively called the
      "1996 Convertible Preferred
     Stock").

2. Liquidation. Upon any voluntary or involuntary dissolution, liquidation, or winding up of the
          Corporation (a "Liquidation"), the holder of each share of each series of 1996 Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any distribution of assets shall be made to  the holders of Common Stock of the Corporation or to the holders of other stock of the Corporation that ranks junior to such series of the 1996 Convertible Preferred Stock in respect to distributions upon a Liquidation of the Corporation ("Junior Stock"), an amount equal to $100 per share (the "Stated Value"), plus an amount equal to all dividends (whether or not declared or due) accrued and unpaid on such share on the date fixed for distribution of assets


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     of the Corporation to the holders of the 1996 Convertible  Preferred Stock.
     The Series 2 Stock and Series 3 Stock shall rank pari passu in right to distributions on Liquidation, shall rank senior to the Class A Voting Preferred Stock and Class B 8% Preferred Stock of the Corporation, and shall rank junior to the Class C Series 1 Preferred Stock of the Corporation. Neither a consolidation or merger of the Corporation with or into any other entity, nor a merger of any other entity with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities or any other property, shall be considered a Liquidation. Written notice of any Liquidation shall be given to the holders of the 1996 Convertible Preferred Stock not less than thirty days prior to any payment date stated therein.

3.   Conversion

     3.1 On the Conversion Date (as hereinafter defined), each share of 1996 Convertible Preferred Stock shall be converted automatically, without any further action by the holder thereof or by the Corporation, into shares of the Corporation's Common Stock (the "Conversion Shares") at a conversion price of
(a) in the case of the Series 2 Stock, $.05 per share (as adjusted, the "Series 2 Conversion Price"), subject to the next sentence and certain adjustments as described below; and (b) in the case of the Series 3 Stock, $0.625 per share (as adjusted, the "Series 3 Conversion Price"; the Series 2 Conversion Price and the Series 3 Conversion Price are each hereinafter referred to as a "Conversion Price"), subject to certain adjustments as described below. Notwithstanding the foregoing, from and after the date on which the Stock Purchase Agreement (the "Purchase Agreement") to be entered into among the Company, The Edward Blech Trust (the "Trust"), and Ramesh C. Pandey shall have been terminated as a result of a default by the Trust on its obligations to purchase the Second Shares or Third Shares (each as defined in the Purchase Agreement), the Series 2 Conversion Price shall be $.0625 per share, subject to the adjustments described below. The number of Conversion Shares into which the shares of 1996 Convertible Preferred Stock held by any person are so converted shall equal the aggregate Stated Value thereof divided by the applicable Conversion Price then in effect, calculated to the nearest 1/100th of a share, subject to Section 3.4.

     3.2 It the Corporation shall (a) pay a dividend or make a distribution on its outstanding shares of Common Stock in shares of its Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of Common Stock into a smaller number of shares, then each Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any shares of 1996 Convertible Preferred Stock thereafter converted into Common Stock shall receive the number of Conversion Shares which he would have owned immediately following such action had the Conversion Date occurred immediately prior thereto. An adjustment made pursuant to this Section 3.2 shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or reclassification. No adjustment in either Conversion Price shall be required unless such adjustment would result in an increase or decrease of at least 1% in such Conversion Price as then in effect; provided, however, that any adjustments that by reason of this sentence are not required to be made shall be carried forward and taken into account in any subsequent adjustment.


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     3.3 If the  Corporation  shall  consolidate  or merge into or with  another corporation, or if the Corporation shall sell or convey to any other person or persons all or substantially all of the assets of the Corporation, or shall issue by reclassification of its shares of Common Stock any shares of capital stock of the Corporation, each shares of 1996 Convertible Preferred Stock then outstanding shall entitle the holder thereof to receive the kind and amount of shares of stock, other securities, cash and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share would have been converted had the Conversion
Date  occurred  immediately  prior  to  such  consolidation,   merger,  sale  or
conveyance, and shall have no other conversion rights.

     3.4 In connection with the conversion of any shares of 1996 Convertible Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to a like fraction of an amount equal to the closing sales price of a share of the Corporation's Common Stock on the National Association of Securities Dealers Automated Quotation System (or, if that shall not be the principal market on which the Common Stock shall be trading or quoted, then on such principal market, or, if the Common Stock shall not then be listed or traded on any established market, such price as shall be determined by the Board of Directors in good faith) on the business day preceding the Conversion Date.

     3.5 The Corporation shall use its best efforts to, as soon as practicable after the first issuance of the 1996 Convertible Preferred Stock, (a) file a proxy or information statement relating to, and call and hold a meeting of, or obtain the written consent of, the stockholders of the Company to approve an amendment (the "Amendment") to the Corporation's Certificate of Incorporation to increase its authorized Common Stock so as to provide sufficient shares of Common Stock for issuance on conversion of the 1996 Convertible Preferred Stock (on a basis as if all of the authorized shares of 1996 Convertible Preferred Stock were then outstanding), (b) obtain stockholder approval of such Amendment, and (c) file the Amendment. The "Conversion Date" shall be the date of the last to occur of (d) the filing of the Amendment and (e) the day after the closing of the issuance of the Third Shares or the termination of the Purchase Agreement as a result of a default by the Trust on its obligations to purchase the Second Shares or Third Shares. The Company shall give each holder of 1996 Convertible Preferred Stock prompt notice of the filing of the Amendment.

     3.6 As soon as practicable after receiving notice from the Corporation of the Conversion Date, each holder of 1996 Convertible Preferred Stock shall surrender his certificate(s) evidencing such shares to the Corporation or its transfer agent at the place designated in such notice and shall thereupon be entitled to receive certificates for the Conversion Shares into which such shares of 1996 Convertible Preferred Stock have been converted. Notwithstanding that the certificates evidencing any shares of 1996 Convertible Preferred Stock shall not have been surrendered, from and after the Conversion Date, the shares of 1996 Convertible Preferred Stock shall no longer be deemed outstanding, the holders thereof shall cease to be holders of the shares of 1996 Convertible Preferred Stock, all rights whatsoever with respect to such shares shall forthwith terminate except only the right of the holders to receive the Conversion Shares deliverable on conversion, upon surrender of their certificates therefor, and such holders shall for all purposes be deemed holders of such Conversion

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Shares.  The  issuance  of  certificates  for  shares of Common  Stock  upon the conversion of shares of 1996 Convertible Preferred Stock shall be made without charge to the holders of shares of 1996 Convertible Preferred for any issue or stamp tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the holders of shares of 1996 Convertible Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of shares of 1996 Convertible Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

4. Dividends. Each holder of shares of the 1996 Convertible Preferred Stock shall be entitled to
     ---------
     receive, when and as declared by the Board of Directors, but only out of surplus and capital legally available for the payment of dividends, such dividends as would have been received by such holder with respect to the Conversion Shares underlying such shares of 1996 Convertible
     Preferred Stock if the Conversion Date had occurred on the record date of such dividend. The 1996 Convertible Preferred Stock shall be entitled to receive no other or preferred dividends.The Series 2 Stock and Series 3 Stock shall rank pari passu in right to dividends and junior to any series of capital stock of the Corporation which ranks senior to the
      1996 Convertible
     Preferred Stock.

5.   Voting Rights.

     5.1 The holders of the shares of 1996 Convertible Preferred Stock shall be entitled to cast a number of votes per share held equal to the number of shares of Common Stock into which such share of 1996 Convertible Preferred Stock would have been converted if the Conversion Date had occurred on the record date for any such vote, voting on all matters submitted to a vote of the Corporation's stockholders.

     5.2 Except as otherwise provided herein or by law, the holders of 1996 Convertible Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of the Corporation's stockholders.

6.   Holders; Notices.  The term "holder" or "holders" wherever used herein with respect to a holder
     ----------------
     or holders of shares of 1996 Convertible Preferred Stock shall mean the holder or holders of record of such shares as set forth on the stock transfer record of the Corporation. Whenever any notice is required to be given under this Certificate of Designation, such notice may be given personally or by mail. Any notice given to a holder of any share of 1996 Convertible Preferred Stock shall be sufficient if given to the holder of record of such share at the last address set forth for such holder on the stock transfer record of the Corporation. Any notice given by mail shall be deemed to have been given when deposited in the United States mail with postage thereon prepaid.The Corporation shall send to the holders of the 1996 Convertible Preferred Stock copies of any notices , statements, or other communications sent to the holders

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   of the Common Stock and of the setting of a record date for the holders of the Common Stock
     for any purpose.

     IN WITNESS WHEREOF, Xechem International, Inc. has caused this Certificate of Designation, Preferences, and Rights of the Class C Series 2 Voting Convertible Preferred Stock and Class C Series 3 Voting Convertible Preferred Stock to be executed by its duly authorized officer this 25th day of October, 1996.


                                            XECHEM INTERNATIONAL, INC.


                                            By: /s/Ramesh Pandey
                                                Ramesh C. Pandey, President

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